EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-79867 and 333-100517), pertaining to the Nevada Gold & Casinos, Inc. 1999 Stock Option Plan of our report dated July 27, 2007, with respect to the consolidated financial statements of Isle of Capri Black Hawk, L.L.C. included in this Annual Report (Form10-K) of Nevada Gold & Casinos, Inc. for the fiscal year ended April 29, 2007.

/s/ Ernst & Young LLP

New Orleans, Louisiana
July 27, 2007